Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (together with all schedules hereto, this “Agreement”), entered into as of December 9, 2004, is by and among USGen New England, Inc. (“USGenNE” or the “Debtor”) and New England Power Company (“NEP”), The Narragansett Electric Company (“Narragansett”), the Massachusetts Electric Company ("MECO"), the Nantucket Electric Company ("NECO"), Granite State Electric Company ("GSEC"), National Grid USA Service Company, Inc. ("NGUSASC"), National Grid USA for purposes of Sections 4, 5, 6, 7 and 8 of this Agreement ("NGUSA") and affiliated companies (collectively, “National Grid” or the “National Grid Companies”). USGenNE and National Grid shall herein sometimes be referred to separately as “Party” or collectively as “Parties.”

WHEREAS, in 1997, NEP agreed to sell, and USGenNE agreed to purchase, inter alia, substantially all of NEP’s non-nuclear generating assets (fossil and hydroelectric generating stations) with certain related liabilities and obligations, a portfolio of power contracts with independent power producers, and supply obligations. The transaction was consummated on September 1, 1998 pursuant to the Asset Purchase Agreement, dated as of August 5, 1997, by and among NEP, Narragansett and USGen Acquisition Corporation (now known as USGenNE), as amended from time to time (the “NEP Asset Purchase Agreement”), and ancillary agreements, as amended and/or entered into from time to time between and/or among the Parties or some of them (collectively, the “NEP Agreements”).

WHEREAS, on July 8, 2003 (the “Petition Date”), USGenNE filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Maryland, Greenbelt Division (the “Bankruptcy Court”), Case No. 03-30465 (PM) (the “USGenNE Case”).

WHEREAS, on September 5, 2003, USGenNE filed a motion pursuant to Section 365 of the Bankruptcy Code to reject the Quebec Interconnection Transfer Agreement, dated as of September 1, 1998, by and between NEP and USGenNE (“QITA”) and the Parties entered into a Stipulation and Consent Order which provided, inter alia, for the rejection of the QITA and the reservation of rights by NEP to file a claim arising as a result of the rejection and the Debtor’s reservation of rights to object thereto.

WHEREAS, on September 7, 2004, the Debtor filed a motion seeking (i) authorization to enter into the Fossil Asset Purchase and Sale Agreement dated as of September 3, 2004 among USGenNE, USG Services Company LLC, First Massachusetts Land Company, LLC, and Dominion Energy New England, Inc. (the “Fossil APA”) and to sell its fossil fuel facilities and related assets and to assign to the buyer thereof the Second Amended and Restated Wholesale Standard Offer Service Agreement, dated September 1, 1998, between Narragansett and USGenNE, as amended by Amendment No. 1 dated December 23, 1999 (the “NWSOSA”), the First Amended and Restated Agreement for Temporary Implementation and Administration of Wholesale Standard Offer Service Agreements, effective as of March 1, 2003 and executed as of July 2, 2003, between USGenNE, Massachusetts Electric Company, Nantucket Electric Company and Narragansett to be amended in accordance with Section 3d (the “Temporary Implementation Agreement”), and the PSA Performance Support Agreement, dated as of August 5, 1997, between NEP and USGenNE (Massachusetts Government Land Bank) (the “Mass PSA”, and together with the NWSOSA, and the Temporary Implementation Agreement, the “Proposed Assigned Fossil Agreements”) and (ii) Bankruptcy Court approval of notice and bidding procedures with respect to the sale of the fossil assets under Section 363 of the Bankruptcy Code (the “Fossil Sale Motion”).

WHEREAS, on September 29, 2004, the Debtor filed a motion seeking (i) authorization to enter into the Hydro Asset Purchase and Sale Agreement dated as of September 29, 2004 among USGenNE, USG Services Company LLC, and TransCanada Hydro Northeast Inc. (the “Hydro APA”), and to sell its hydro-electric generating facilities and related assets and to assign to the buyer thereof the Lamson & Goodenow agreement, the Mayhew Steel Products, Inc. agreement and the Amended and Restated Lease Indenture, dated June 1, 1998, among Island Corporation, USGenNE and NEP (collectively, the “Proposed Assigned Hydro Agreements” and together with the Proposed Assigned Fossil Agreements, the “Proposed Assigned Agreements”) and (ii) approval of notice and bidding procedures with respect to the sale of the hydro assets pursuant to Section 363 of the Bankruptcy Code (the “Hydro Sale Motion”).

WHEREAS, on September 27, 2004, National Grid filed an objection to the Fossil Sale Motion [Docket No. 1062] and on October 19, 2004, filed an objection to the Hydro Sale Motion [Docket No. 1139]. On November 17, 2004, National Grid filed an Objection to Assignment and Cure Notice with Respect to the Fossil Sale [Docket No. 1261]. Responses to National Grid's objection to the Fossil Sale Motion were filed by USGenNE on November 11, 2004 [Docket No. 1228] and by the Official Committee of Unsecured Creditors of USGen New England, Inc. (the "Committee") on November 12, 2004 [Docket No. 1233].

WHEREAS, in connection with the Fossil Sale Motion, USGenNE and Dominion Energy New England Inc. and certain affiliated companies (“Dominion”) filed a joint application with the Federal Energy Regulatory Commission (“FERC”) pursuant to Section 203 of the Federal Power Act (“FPA”) for authorization for the sale of FERC jurisdictional facilities associated with the fossil generating assets and the transfer of the Proposed Assigned Fossil Agreements. In response thereto, on November 5, 2004, NGUSA filed a protest with the FERC [Docket No. EC05-4-000]. On October 28, 2004, the Committee filed a motion to intervene in this proceeding.

WHEREAS, in connection with the Fossil Sale Motion, Dominion filed applications with the FERC for determination that certain Dominion affiliates are Exempt Wholesale Generators (“EWG”) and in response thereto NGUSA filed Motions to Intervene Out Of Time and Protest [Docket Nos. EG05-4-000, EG05-5-000, EG05-6-000, and EG05-7-000] (the “EWG Protests”).

WHEREAS, on October 29, 2004, USGenNE and TransCanada Hydro Northeast Inc. (“TransCanada” and together with Dominion, the "Buyers"[1]) filed a joint application with FERC under Section 203 of the FPA for authorization for the sale of FERC jurisdictional facilities associated with the hydroelectric generating assets [Docket No. EC05-12-000]. On November 23, 2004, FERC granted NGUSA's request for an extension of NGUSA's deadline to file a protest to December 13, 2004.

WHEREAS, in connection with the Hydro Sale Motion, TransCanada filed applications with the FERC for determination that TransCanada is an EWG [Docket No. EG05-20-000]. On November 23, 2004, FERC granted NGUSA's request for an extension of NGUSA's deadline to file a protest to December 13, 2004.

WHEREAS, in connection with the Hydro Sale Motion, TransCanada and USGenNE filed a joint application for authorization to transfer the licenses for the hydroelectric generating facilities [Project Nos. 1855, 1892, 1904, 2077, and 2323]. The deadline to file interventions or protests is December 13, 2004. NGUSA has not filed a response as of the date of this Agreement.

WHEREAS, on October 22, 2004, the Debtor filed with the Bankruptcy Court a motion to extend its exclusive right to file and solicit a plan of reorganization and National Grid filed an objection thereto [Docket No. 1148].

WHEREAS, NEP filed a Proof of Claim in the USGenNE Case [Claim No. 361] seeking damages in the amount of $10,899,983.23 plus contingent and unliquidated indemnity and other claims for a total asserted claim in an unknown amount and reserved the right to file an amended claim and Narragansett [Claim No. 355], MECO [Claim No. 357], NECO [Claim No. 362], GSEC [Claim No. 356], and NGUSASC [Claim No. 358] each, respectively, filed Proofs of Claim in the USGenNE Case (the NEP, Narragansett, MECO, NECO, GSEC and NGUSASC claims along with any other claims filed by any of the National Grid Companies collectively shall be referred to as the “National Grid Claim”).

WHEREAS, USGenNE and National Grid have engaged in extensive settlement negotiations regarding the resolution of all existing issues among the Parties hereto, and those discussions have resulted in this Agreement.

NOW, therefore, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, NEP, Narragansett, MECO, NECO, GSEC, NGUSASC, NGUSA and National Grid for itself, its affiliates, subsidiaries and for its successors and permitted assigns, and USGenNE, for itself, its successors and permitted assigns and for First Massachusetts Land Company, LLC and USGen Services Company, LLC, hereby agree as follows:

National Grid Claims in the Debtor’s Chapter 11 Case

1. As set forth below, National Grid shall have only the following claims against USGenNE: (i) the National Grid Allowed Claim including any applicable interest as set forth in Section 2 below, (ii) the National Grid Administrative Claim and (iii) the Preserved Claims as set forth in Schedule I, which Schedule I is incorporated into and made a part of this Agreement, all as defined herein below, and in consideration therefore, except as expressly provided for herein, no other claims of USGenNE and National Grid with respect to each other shall survive after the Approval Date as defined herein below.

2. The Parties stipulate and agree that National Grid has an allowed pre-petition unsecured claim against USGenNE equal to and no greater than $195 million (the “National Grid Allowed Claim”), which shall not be disallowed, reduced, or subordinated for any reason whatsoever, and is not subject to any offset or reduction for any reason, in full and final satisfaction of the National Grid Claim, including any claims arising under or in connection with the NEP Agreements including the breach, rejection or assumption and assignment of such agreements and excluding only the claims and rights listed on Schedule I attached hereto (the “Preserved Claims”). On the Approval Date (as defined in Section 15 below), National Grid’s Proofs of Claim will be deemed amended to reflect a single unsecured claim in the allowed amount of $195 million without the necessity of filing amended claims. The National Grid Allowed Claim shall be deemed to include claims National Grid may assert for damages arising from the rejection or breach of the contracts identified on Schedule II, which is attached hereto and incorporated into and made a part of this Agreement, which contracts shall be deemed rejected or breached, as applicable, as of the respective dates set forth on Schedule II (the “Schedule II Contracts”). The National Grid Allowed Claim shall not include the Preserved Claims or the National Grid Administrative Claim. The National Grid Allowed Claim shall be paid in accordance with a confirmed plan of reorganization in the USGenNE Case or as otherwise provided under the Bankruptcy Code. If the plan of reorganization in the USGenNE Case provides for payment of interest to holders of unsecured claims, then National Grid shall be entitled to receive interest on only $17 million of the National Grid Allowed Claim from April 1, 2004 to the date the National Grid Allowed Claim is paid, at the same interest rate and on the same terms as provided to other general unsecured creditors under the plan of reorganization. National Grid shall not be entitled to receive interest on the balance of the National Grid Allowed Claim.

3. a. The Parties stipulate and agree that National Grid shall have an allowed administrative claim in the amount of $10 million (“National Grid Administrative Claim”), which shall not be disallowed, reduced, or subordinated for any reason whatsoever and is not subject to any offset or reduction for any reason, in full and final satisfaction of claims asserted or that may be asserted by the National Grid Companies (other than the Preserved Claims) under the Second Amended and Restated Wholesale Standard Offer Service Agreement, dated September 1, 1998, between MECO, NECO and USGenNE (the “MWSOSA” and together with the NWSOSA, the “WSOSAs”), the NWSOSA, and the Temporary Implementation Agreement through the date of the closing of the sale of the fossil assets. Within ten (10) days after the Approval Date, USGenNE shall pay the National Grid Administrative Claim in cash to the account or accounts specified by National Grid in full and final settlement of the National Grid Administrative Claim. Other than the Preserved Claims and the National Grid Administrative Claim, National Grid shall not assert any other administrative claims against USGenNE or its estate for the period from the Petition Date to the date of this Agreement. National Grid shall have no right to receive any fees, expenses, charges, interest, or other amounts in addition to or relating to the National Grid Administrative Claim since the Parties agree that, subject to the Preserved Claims, all as set forth below, $10 million is the maximum that can be distributed to National Grid from the Debtor or its estate on account of the National Grid Administrative Claim.

b. Any and all Preserved Claims (other than Preserved Claims under items 6 and 7 of Schedule I) shall constitute administrative claims in the USGenNE Case, shall not be part of the National Grid Administrative Claim, and, to the extent allowed, shall be paid by the Debtor.

c. Nothing contained herein shall be deemed to release any claim any National Grid Company may have against the assignee of a Proposed Assigned Agreement for actions taken by the assignee from and after the respective date of assignment of the same pursuant to the closing of the sales of the fossil assets or the hydro assets, as applicable.

d. The Parties acknowledge that the Temporary Implementation Agreement expired by its terms on August 30, 2004; however, the Parties each agree that from September 1, 2004 until the sale of the fossil assets (the "TIA Term") that they have been performing and shall continue to perform the Temporary Implementation Agreement as if it were still in effect through the TIA Term and that for the TIA Term: (i) they waive their respective rights under Paragraph 4 of the Temporary Implementation Agreement to implement the WSOSAs as IBTMs (as defined in the Temporary Implementation Agreement), and (ii) neither Party shall initiate or pursue arbitration or other action against the other with respect to implementation of the WSOSAs as Percent Load Asset Ownerships and the administration and allocation of costs and obligations as specified in the Temporary Implementation Agreement. Narragansett agrees to enter into an amendment of that Temporary Implementation Agreement as it pertains to the NWSOSA for the period after the TIA Term consistent with the representations made by the National Grid Companies and Dominion before the Bankruptcy Court on November 18, 2004 in the USGenNE Case.

Resolution of Certain Proceedings

4. Not later than two business days after the date on which each of the following has occurred: (i) this Agreement has been executed by each of the signatories hereto, (ii) a representative of the Committee indicates in writing that the Committee approves or will not oppose this Agreement, and (iii) a representative of National Energy & Gas Transmission, Inc. ("NEGT"), the indirect, ultimate equity holder in USGenNE, indicates in writing that NEGT approves or will not oppose this Agreement, NGUSA and USGenNE shall jointly file with FERC a conditional notice of withdrawal of their respective protests and answers filed in FERC Docket Nos. EC05-4-000, EG05-4-000, EG05-5-000, EG05-6-000 and EG05-7-000 pursuant to which final withdrawal shall be effective as of the Approval Date.

5. National Grid further agrees that it will not protest or oppose the applications to FERC of Dominion or TransCanada with respect to their purchase of USGenNE’s fossil or hydro assets, or their request for EWG status or market-based rates with respect to such assets filed in FERC Docket Nos. EC05-4-000, EG05-4-000, EG05-5-000, EG05-6-000, EG05-7-000, EC05-12-000, EG05-20-000, ER05-34-000, ER05-35-000, ER05-36-000, ER05-37-000 or ER05-111-000.

6. Notwithstanding any other provision to the contrary, this Agreement does not abridge in any way the rights of National Grid to take any position in any judicial, bankruptcy, administrative or regulatory proceeding, including (i) to pursue interconnection agreements and/or site agreements with the Buyers of USGenNE’s assets with regard to any fossil and hydro facilities or with regard to the Bear Swamp and Fife Brook facilities (the "Bear Swamp Facilities") or (ii) to seek adequate assurances in connection with the assignment of contracts under any sale or disposition of the fossil assets or the hydro assets under the Bankruptcy Code until the Bankruptcy Court has issued an order approving such assignment or to enforce such Bankruptcy Court order; provided, however, and not limiting National Grid's rights to (i) or (ii) above, National Grid shall not protest or oppose or cause any third party to protest or oppose any filing or action by USGenNE or any other party in any regulatory, bankruptcy, administrative or judicial proceeding necessary to effectuate: (x) the sale of the fossil and hydro assets by USGenNE; (y) the assignment of the Proposed Assigned Agreements by USGenNE to Buyers of the fossil and hydro assets; or (z) the disposition by USGenNE of its FERC hydroelectric license interests in or operational responsibility for the Bear Swamp Facilities or the land underlying the Bear Swamp Facilities provided such proposed disposition of land does not interfere with any existing recorded easement of National Grid.

Continued Cooperation

7. The Parties agree to work cooperatively and in good faith with each other and each of the Buyers to facilitate an orderly and timely closing of the sales of the fossil assets and hydro assets and the transfer of the administration of agreements to the extent the Buyers and/or the Parties reasonably require and request each other’s cooperation.

8. Each of the National Grid Companies and the Debtor shall use commercially reasonable efforts to cause the Approval Date to occur.

9. Subject to the specific provisions set forth in Section 10 below, each of the National Grid Companies and the Debtor shall continue to perform and comply in all respects with (i) each of the Schedule II Contracts to which it is a party until the date on which such Contract is to be rejected as provided in Schedule II and (ii) each of the Proposed Assigned Agreements to which it is a party until the date on which such Proposed Assigned Agreement is assumed by USGenNE and assigned to the respective Buyers.

10. Without limiting the Parties' obligations in Section 9 above:

a. The Parties agree to continue to perform all of their respective obligations under the Amended and Restated Continuing Site/Interconnection Agreement (the "CSA"), dated September 1, 1998, by and between NEP and USGenNE, (the CSA includes site work orders, requests for work and equipment orders (collectively the "CSA Work Orders")) with regard to each generating facility owned, leased, or operated by USGenNE, until (i) such asset is transferred to the respective Buyers at the closings of the sales of the fossil assets or the hydro assets, as applicable; and (ii) with respect to the Bear Swamp Facilities, the earlier of (a) the date on which USGenNE no longer operates the Bear Swamp Facilities and a new operator operates the Bear Swamp Facilities, or (b) the effective date of the rejection of the CSA (as amended in accordance with Section 10b of this Agreement) and the Bear Swamp Facilities are no longer in operation. USGenNE’s liability with respect to continued performance under the CSA and the CSA Work Orders, shall be limited as provided in Schedule I.

b. The Parties agree that, within two (2) business days after the Parties execute this Agreement, they shall jointly file with FERC to amend the CSA to provide that (i) as each asset is transferred to the respective Buyers at the closings of the sales of the fossil assets or hydro assets, as applicable, the CSA shall cease to apply to such assets; (ii) with respect to the Bear Swamp Facilities, the CSA shall cease to apply the earlier of (a) the date on which USGenNE no longer operates the Bear Swamp Facilities and a new operator operates the Bear Swamp Facilities, or (b) the effective date of the rejection of the CSA and the Bear Swamp Facilities are no longer in operation; and (iii) the CSA shall terminate in its entirety at the conclusion of the later of (i) and (ii) of this Section 10b. The Parties further agree that, after the termination of the CSA in its entirety as provided in the immediately preceding sentence, they shall timely file a Notice of Cancellation or Termination of the CSA consistent with the requirements of 18 C.F.R. § 35.15 (2004).

11. a. Notwithstanding any provision contained in the Amended and Restated PPA Transfer Agreement, dated as of October 29, 1997, by and between New England Power Company and USGen New England, Inc. (the “PPATA”), any NEP Agreement or this Agreement to the contrary, National Grid may communicate with, negotiate with, agree to terms and otherwise deal with any power seller or supplier without notice to or consultation with USGenNE and without liability to USGenNE; provided that no amendments to any of the Commitments (as defined in the PPATA) may become effective until April 1, 2005. As soon as practicable after the Approval Date, but not later than December 15, 2004, USGenNE shall provide National Grid reasonable access to all documents, agreements, invoices, correspondence and other written materials in USGenNE’s possession related to or arising under the PPATA or any transactions contemplated by the PPATA. From and after the date of this Agreement until April 1, 2005, USGenNE will cooperate reasonably with National Grid and provide such assistance as National Grid may reasonably request in connection with (i) the transition of the PPATA to National Grid on or about but not later than April 1, 2005 and/or (ii) the assignment of the PPATA to a third party or parties designated by National Grid by April 1, 2005.

b. As soon as practicable after the Approval Date, but not later than December 15, 2004, USGenNE shall provide National Grid reasonable access to all documents, agreements, invoices, correspondence and other written materials in USGenNE's possession related to or arising under the Taunton PSA or the Mass PSA or any transactions contemplated by the Taunton PSA or the Mass PSA.

Release of Claims

12. Release of Claims by USGenNE. Subject to Section 14, effective as of the Approval Date, USGenNE, on behalf of itself and its successors, heirs, assigns, executors, administrators, predecessors, legal representatives, subsidiaries, divisions, associates, representatives, principals, agents, servants, employees, officers and directors; and NEGT, on behalf of itself, the entities listed on Schedule III attached to this Agreement, which Schedule III is incorporated into and made a part of this Agreement, (the "NEGT Affiliates"), and NEGT's and NEGT Affiliates' successors, heirs, assigns, executors, administrators, predecessors, legal representatives, associates, representatives, principals, agents, servants, employees, officers and directors, do hereby release, acquit and forever discharge each of the National Grid Companies, and their owners, successors, heirs, assigns, executors, administrators, predecessors, legal representatives, parents, affiliates, subsidiaries, divisions, associates, representatives, principals, agents, servants, employees, shareholders, officers and directors (collectively, the “National Grid Releasees”), of and from any and all, joint and/or several claims, charges, demands, damages, actions, causes of action, suits in equity, expenses, executions, judgments, levies, liabilities, losses, contractual or common law indemnities, subrogations, rights to contribution and attorneys' fees, whether liquidated or unliquidated, fixed, contingent, direct or indirect, of whatsoever kind or nature, whether heretofore or hereafter accruing, foreseeable or unforeseeable, or whether now known or not known to the Parties, relating to or arising out of any claims USGenNE has or may have against any of the National Grid Releasees arising prior to or on the date a confirmed plan of reorganization in the USGenNE Case becomes effective (the “Effective Date”) except for the Preserved Claims set forth on Schedule I.

13. Release of Claims by National Grid. Subject to Section 14, effective as of the Approval Date, each of National Grid, NEP, Narragansett, MECO, NECO, GSEC, NGUSASC, and NGUSA on behalf of itself and its owners, successors, heirs, assigns, executors, administrators, predecessors, legal representatives, parents, affiliates, subsidiaries, divisions, associates, representatives, principals, agents, servants, employees, shareholders, officers and directors, does hereby release, acquit and forever discharge USGenNE, and its successors, heirs, assigns, executors, administrators, predecessors, legal representatives, associates, representatives, principals, agents, servants, employees, officers and directors; and NEGT, the NEGT Affiliates and NEGT's and NEGT Affiliates' successors, heirs, assigns, executors, administrators, predecessors, legal representatives, subsidiaries, divisions, associates, representatives, principals, agents, servants, employees, offices and directors (collectively, the “USGenNE Releasees”), of and from any and all, joint and/or several claims, charges, demands, damages, actions, causes of action, suits in equity, expenses, executions, judgments, levies, liabilities, losses, contractual or common law indemnities, subrogations, rights to contribution and attorneys' fees, whether liquidated or unliquidated, fixed, contingent, direct or indirect, of whatsoever kind or nature, whether heretofore or hereafter accruing, foreseeable or unforeseeable, or whether now known or not known to the Parties, relating to or arising out of any claims the National Grid Companies or any of them have or may have against any of the USGenNE Releasees arising prior to or on the Effective Date except for the National Grid Allowed Claim, the National Grid Administrative Claim and the Preserved Claims set forth on Schedule I.

14. Notwithstanding anything to the contrary in this Agreement, nothing in Sections 12 and 13 shall be deemed to release the Parties from the obligations and duties arising under this Agreement nor prevent or affect in any manner the Parties’ rights to bring any action to enforce or interpret this Agreement.

Bankruptcy Court Approval, Proceedings and Jurisdiction; Termination

15. This Agreement is subject to approval by the Bankruptcy Court in which the USGenNE Case is pending. USGenNE shall file a Motion to Approve a Settlement Pursuant to Federal Bankruptcy Rule 9019 (the “Approval Motion”) and shall provide National Grid with a reasonable opportunity to review the motion in advance of the Debtor filing the motion with the Bankruptcy Court. The Debtor retains sole discretion with respect to the final content of the motion, provided the description of the settlement among the Parties hereto is not inconsistent with the principle terms of this Agreement. The Debtor shall file the Approval Motion within two (2) business days after the Parties execute this Agreement. The “Approval Date” shall mean (i) if any objection to the Approval Motion is filed, the date on which an order of the Bankruptcy Court approving this Agreement has become a final, non-appealable judicial order (unless National Grid waives in writing the requirement that such order be final and non-appealable, in which case the Approval Date will be the date on which the Bankruptcy Court entered the order approving the Approval Motion) or (ii) if no objection to the Approval Motion is filed, the date on which the Bankruptcy Court enters the order approving the Approval Motion.

16. Provided each of the following has occurred: (i) this Agreement has been executed by each of the signatories hereto, (ii) a representative of the Committee indicates in writing that the Committee approves or will not oppose this Agreement, and (iii) a representative of NEGT, as the indirect, ultimate equity holder in USGenNE indicates in writing that NEGT approves or will not oppose this Agreement, not later than two business days after the Approval Date (but not later than the hearing date on the Hydro Sale Motion) National Grid shall withdraw its objections to the Hydro Sale Motion in the USGenNE Case (other than objections, if any, relating to or involving the Preserved Claims).

17. The Parties agree that the Bankruptcy Court shall retain exclusive jurisdiction with respect to any disputes, implementation or enforcement of this Agreement.

18. a. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated (or shall terminate, in the case of clause (ii) below) as follows:

(i) by either USGenNE or National Grid upon written notice to the other if any material term or provision of this Agreement is found by a final, non-appealable judicial order to be invalid or unenforceable prior to the Approval Date; or

(ii) automatically if a final non-appealable order denying the Approval Motion is entered by the Bankruptcy Court; and

in the event of any such termination, all obligations under this Agreement shall be terminated and of no further force or effect without further action by any Party hereto and without liability of any Party hereto to the others, provided that the foregoing shall not relieve any Party in breach of this Agreement at the time of such termination from liability in respect of such breach; and provided further that Section 18b and 18c shall survive such termination.

b. In the event of termination of this Agreement under Sections 18a(i) or (ii), no rights or obligations, nor any claims or defenses, of National Grid or USGenNE existing prior to the execution of this Agreement will be prejudiced, compromised, discharged or otherwise affected in any way, and all shall exist as if this Agreement had never been executed, and neither this Agreement, or any draft hereof, any communications among the Parties with respect to this Agreement or the subject matter hereof shall be admissible in evidence or in any way used, described or discussed in any proceeding in accordance with Federal Rule of Evidence 408.

c. This Agreement is not an admission of any liability but is a compromise and settlement and this Agreement shall not be treated as an admission of liability. All communications (whether oral or in writing) between and/or among the Parties, their counsel and/or their respective representatives relating to, concerning or in connection with this Agreement, or the matters covered hereby and thereby, shall be governed and protected in accordance with the Federal Rule of Evidence 408, and similar state laws, to the fullest extent permitted by law. In the event that a Party is requested pursuant to, or required by, applicable law or regulation or legal process to disclose any of the foregoing confidential material, such Party (the “Subject Party”) shall provide the other Party with prompt notice of such request or requirement in order to enable the other Party to promptly seek an appropriate protective order. In the event that no such protective order is promptly requested or, if requested, is not obtained, or the Parties waive compliance with the terms of this clause, the Subject Party agrees that it will furnish only that portion of the confidential material as required by applicable law or regulation or legal process.

Miscellaneous Provisions

19. In the event either the TransCanada sale or the Dominion sale do not close and USGenNE elects to sell its hydro or fossil assets to a party or parties other than TransCanada or Dominion, the term "Buyer" shall mean such other party or parties (the "Other Buyer") and this Agreement shall be binding on the Parties hereto with respect to such Other Buyer. The Parties acknowledge that the Bellow Falls hydro facility is the subject of a purchase option agreement with the town of Rockingham and agree that, since the option has been exercised, the term "Other Buyer" shall also include any purchaser of the Bellow Falls hydro facility.

20. This Agreement constitutes a single, integrated, written contract expressing the entirety of the agreement of the Parties relative to the subject matter hereof. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any Party to this Agreement with respect to the subject matter hereof, except as specifically set forth in this Agreement. All prior discussions, negotiations and agreements with respect to the subject matter of this Agreement have been superseded by this Agreement. No modification of the terms and provisions of this Agreement shall be made except by the execution of a written agreement by USGenNE and National Grid. The words “include” or “including” shall not be limiting, whether or not followed by the words “without limitation.” The section headings are solely for reference and are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

21. Subject to the approval of the Bankruptcy Court, each of USGenNE, NEGT, National Grid, NEP, Narragansett, MECO, NECO, GSEC, NGUSASC, NGUSA has the power and authority to enter into and perform this Agreement, and to provide the releases set forth herein, and the execution and performance of this Agreement has been duly authorized by all requisite corporate action.

22. The Parties agree that certain claims arising between the Parties are resolved pursuant to a confidential Appendix A attached hereto and incorporated into and made a part of this Agreement.

23. The Parties each agree that nothing in this Agreement is intended or shall be deemed to impact or affect any rights the Parties have against any third parties.

24. This Agreement may be executed in as many counterparts as deemed necessary and when so executed shall have the same effect as if the Parties had executed the same instrument.

25. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) as follows:

If to USGenNE:

General Counsel
USGen New England, Inc.
7600 Wisconsin Avenue
Bethesda, Maryland 20814-6161
Ph: 301-280-6800
Fax: 301-280-6900

With copies to:

Donald K. Dankner
Winston & Strawn LLP
1400 L Street, N.W.
Washington, DC 20005-3502
Ph: 202-371-5700
Fax: 202-371-5950

Marc E. Richards
Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Ph: 212-885-5000
Fax: 212-885-5001

If to National Grid:

Michael J. Hager
Vice President
New England Power Company
55 Bearfoot Road
Northborough, MA 01532
Ph: (508)421-7350
Fax: (508) 421-7335

With copies to:

Jonathan Guy
Swidler Berlin Shereff Friedman, LLP
3000 K Street, N.W., Suite 300
Washington, D.C. 20007
Ph: (202) 424-7500
Fax: (202)424-7643

John F. Sherman, III
Deputy General Counsel
National Grid USA
25 Research Drive
Westborough, MA 01582
Ph: (508) 389-2971
Fax: (315) 460-9117

A copy of any notice shall be sent to:

Eric Schaffer
Reed Smith LLP
435 Sixth Avenue
Pittsburgh, PA 15219
Ph: (412) 288-4202
Fax: (412) 288-3063

Notices shall be deemed to have been given hereunder when delivered personally (including by reputable overnight courier service (charges prepaid)), or upon receipt of appropriate confirmation of successful facsimile transmission with confirmation by telephone (provided that a hard copy is also sent via reputable overnight courier).

IN WITNESS WHEREOF, USGenNE, NEGT, NEP, Narragansett, MECO, NECO, GSEC, NGUSASC and NGUSA have caused this Settlement Agreement and Release to be executed in duplicate originals by their duly authorized officers as of the date first written above.

USGEN NEW ENGLAND, INC., on behalf of itself, First Massachusetts Land Company, LLC and USGen Services Company, LLC

By: /s/ James G. Utt

Title: V.P.

NEW ENGLAND POWER COMPANY By: /s/ John F. Sherman III Title: Deputy General Counsel
NARRAGANSETT ELECTRIC COMPANY By: /s/ John F. Sherman III Title: Deputy General Counsel

MASSACHUSETTS ELECTRIC COMPANY By: /s/ John F. Sherman III Title: Deputy General Counsel
NANTUCKET ELECTRIC COMPANY By: /s/ John F. Sherman III Title: Deputy General Counsel GRANITE STATE ELECTRIC COMPANY By: /s/ John F. Sherman III Title: Deputy General Counsel
NATIONAL GRID USA SERVICE COMPANY, INC. By: /s/ John F. Sherman III Title: Deputy General Counsel
National Grid USA signs below for the purpose of indicating that it consents and agrees to Sections 4, 5, 6, 7 and 8 of the Agreement.

NATIONAL GRID USA

By: /s/ John F. Sherman III

Title: Deputy General Counsel

NEGT signs below for the purpose of indicating that it has no objection to the Agreement. NEGT signs below for itself and on behalf of the NEGT Affiliates for the purpose of indicating that they consent and agree to Sections 12 and 13 of the Agreement.

NATIONAL ENERGY & GAS TRANSMISSION, INC.

By: /s/ P. Christman Iribe Title: Executive Vice President
______________________

[1] "Buyers" shall also mean Other Buyer as that term is defined in Section 19 of this Agreement.

Schedule I

Preserved Claims

1. Claims for reconciliation or true-up of amounts (including billed and unbilled amounts) payable in the ordinary course of business under the PPATA, the CSA, the CSA Work Orders, the retail accounts identified on the Schedule of Retail Accounts attached hereto as Schedule IV, which Schedule IV is incorporated into and made a part of the Agreement, (the "Retail Accounts"), Proposed Assigned Agreements, the MWSOSA, and the Tariff 9 OATT (all of the foregoing defined as the “Ongoing Contracts”) — relating to performance in the periods between (a) January 1, 2004 and (b) the date each of the respective Ongoing Contracts is (i) terminated, (ii) rejected or (iii) assigned to any of the Buyers, as applicable (the “True Up Period”). The Parties agree that reconciliation of the amounts that arise with respect to each Ongoing Contract during the applicable True Up Period for such Ongoing Contract shall be completed as soon as possible but no later than the Effective Date, and any claims of either Party with respect to the Ongoing Contracts that may be asserted after such date are forever waived.

2. Claims, if any, for breach or failure to perform under the PPATA, the CSA, the CSA Work Orders, the Proposed Assigned Agreements, the MWSOSA, the Retail Accounts and the Tariff 9 OATT, respectively, from and after the date of this Agreement until the following applicable termination date:

   (i)  with respect to the PPATA, April 1, 2005,
   (ii)  with respect to each of the Proposed Assigned Agreements, until the respective date each such Proposed Assigned Agreement is assigned, as applicable;
   (iii)  with respect to provisions of the CSA governing fossil assets, the date of the closings and the sales of such assets;
   (iv)  with respect to provisions of the CSA governing hydro assets, the date of the closings and the sales of such assets;
   (v)  with respect to provisions of the CSA relating to the Bear Swamp Facilities, until the earlier of either (a) the date on which USGenNE no longer operates the Bear Swamp Facilities and a new operator operates the Bear Swamp Facilities, or (b) the effective date of the rejection of the CSA (as amended in accordance with Section 10b of this Agreement) and the Bear Swamp Facilities are no longer in operation;
   (vi)  with respect to the Retail Accounts, the Tariff 9 OATT and the CSA Work Orders, for each of the applicable fossil assets, hydro assets and/or Bear Swamp Facilities, until the date that USGenNE no longer operates each such asset or Bear Swamp Facility; the Parties agree that this Agreement provides adequate notice of termination of service under the Retail Accounts, Tariff 9 OATT and the CSA Work Orders for each such asset or Bear Swamp Facility; with respect to all other Retail Accounts, the dates of termination of service shall be in accordance with notice provided by USGenNE in accordance with the applicable retail service tariff; and
   (vii)  with respect to the MWSOSA, December 31, 2004.

3. Claims in respect of any breach of or failure to perform this Agreement.

4. USGenNE agrees to continue to pay the legal fees and related costs incurred by National Grid for work incurred until the Effective Date in connection with litigation related to alleged asbestos claims, subject to an aggregate cap of $150,000 with respect to such fees. USGenNE's agreement to make such a payment is not and shall not be deemed an admission of liability for such claims.

5. Claims for the cure amount identified in the Amended Schedule of Cure Amounts filed in the Bankruptcy Court on November 17, 2004 in connection with the Fossil Sale Motion and cure amounts, if any, agreed to between the Parties in connection with the Hydro Sale Motion.

6. Claims, if any, of National Grid against PG&E Corporation, a California corporation (the “Guarantor”), under the Guaranty made by the Guarantor dated as of August 5, 1997, which references the NEP Asset Purchase Agreement, provided such claims are limited solely to the difference, if any, between the National Grid Allowed Claim and the cash actually received by National Grid from the USGenNE estate on account of such Claim (the “National Grid Deficiency Claim”). The National Grid Companies and each of them expressly agree that they shall not institute any action at law or in equity against the Guarantor unless and until there is a National Grid Deficiency Claim The Parties acknowledge and agree that nothing in this Agreement is intended to affect the validity or enforceability of the Guarantee, or the rights, duties, obligations or defenses arising under the Guarantee except that the claim of National Grid, if any, is limited to the National Grid Deficiency Claim.

7. The claims as set forth in the Stipulation and Consent Order, dated December 10, 2004, substantially in the form attached hereto as Appendix B.

8. In the event any of the Proposed Assigned Fossil Agreements are not assigned and are rejected or breached, any claims that National Grid may have with respect to such agreements shall be deemed included in the National Grid Allowed Claim.

9. In the event any of the Proposed Assigned Hydro Agreements are not assigned and are rejected or breached, any claims that National Grid may have with respect to such agreements shall be preserved.

Schedule II

1. NEP Asset Purchase Agreement; date of breach: 7/8/03.

>2. PPATA; date of rejection: 4/1/05.

3. QITA; date of rejection: 4/2/04.

4. CSA: described in Section 10 of the Agreement.

Schedule III

The NEGT Affiliates

1. NEGT Enterprises, Inc.

f/k/a PG&E Enterprises, Inc.

2. National Energy Holdings Corporation

f/k/a PG&E National Energy Group Holdings Corporation

3. NEGT Energy Company, LLC

f/k/a PG&E Generating Company, LLC

4. National Energy Generating Company, LLC

f/k/a PG&E Generating Energy Group, LLC

Schedule IV

The Retail Accounts

Massachusetts Electric Retail Accounts
26815-11115-01	1400 Brayton Pt. Rd
50402-27000-00	Off Tunnel Road
51401-42750-00	River Rd
50477-75000-00	Sherman Dam
50477-76000-00	Deerfield #5
50477-77000-00	Bear Swamp
51477-78000-00	Fife Brook
50101-70200-01	Creamery Rd
50101-70000-01	Mowhawk Rd
50101-70100-01	Off Creamery Rd
51401-42825-01	Off River Rd
51401-42800-01	River Rd
51401-42830-01	River Rd
51700-80001-01	Lighting
51700-89990-01	Lighting
51702-04150-00	Mill Street
51702-05700-04	Main St
51702-05240-01	River Rd
50101-21480-01	Mowhawk Rd
50402-27100-01	Upper Res Bear Swamp
07111-15000-02	24 Fort Ave
07150-00200-01	India St
07177-74000-00	Salem Harbor
26815-11110-02	1400 Brayton Pt Rd
51400-80004-00	Lighting
51400-80004-01	Lighting
13210-23815-06	200 Foxboro Blvd
13210-23815-07	200 Foxboro Blvd
07111-14980-01	24 Fort Ave
07124-26810-01	24 Fort Ave
07111-15100-01	Off Fort Ave

Narragansett Electric Retail Accounts
60177-70000-00	Manchester Street
60126-16662-00	Dike St

Appendix B

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF MARYLAND

(Greenbelt Division)

* * * * * *	*	* * * * * * *
In re:	*

NATIONAL ENERGY & GAS TRANSMISSION, INC. (f/k/a PG&E NATIONAL ENERGY GROUP, INC.), et al.,	* *	Case No.: 03-30459 (PM) and 03-30461(PM) through 03-30464 (PM) and 03-30686 (PM) through 03-30687 (PM) Chapter 11
Debtors.	*	(Jointly Administered under Case No.: 03-30459 (PM))

STIPULATION AND CONSENT ORDER REGARDING CLAIM NUMBERS

495, 496, 497, 498, 499, 500, 638 AND 702 FILED IN THE DEBTORS’ CASES

This stipulation and consent order (the “Stipulation”) is entered into as of December 10, 2004 by and between: (i) National Energy & Gas Transmission, Inc. (“NEGT”) and New England Power Company (“NEP”); (ii) NEGT and Massachusetts Electric Company (“Mass Electric”); (iii) Energy Services Ventures, Inc. (“ESV”) and Mass Electric; (iv) NEP and NEGT Energy Trading - Power, L.P. (“ET Power”); (v) NEP and ESV; and (vi) NEP and NEGT Energy Trading - Gas Corporation (“ET Gas” and, collectively with ESV, ET Power, and ET Gas, the “Subsidiary Debtors”); and (vii) Niagara Mohawk Power Corporation (“NiMo” and, together with NEP and Mass Electric, the “Counterparties”) and ET Power. NEGT, the Subsidiary Debtors, and the Counterparties are referred to collectively as the “Parties.” The Parties hereby stipulate and agree to the following terms and conditions:

WHEREAS, on July 8, 2003, NEGT filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). On May 3, 2004, the United States Bankruptcy Court for the District of Maryland (the “Bankruptcy Court”) confirmed the Modified Third Amended Plan of Reorganization for NEGT (the “NEGT Plan”). On October 29, 2004, the NEGT Plan became effective.

WHEREAS, on July 8, 2003, ET Power and ET Gas, each an indirect subsidiary of NEGT, filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code and, on July 29, ESV, an indirect subsidiary of NEGT, also filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code. Each of these entities continues to operate its businesses and manage its properties and assets as a debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, on January 9, 2004, Mass Electric filed a proof of claim against ESV, designated Claim No. 495, in the amount of $416.71 plus additional amounts for contingent indemnity and other claims.

WHEREAS, on January 9, 2004, Mass Electric filed a proof of claim against NEGT, designated Claim No. 496, in the amount of $416.71 plus additional amounts for contingent indemnity and other claims.

WHEREAS, on January 9, 2004, NEP filed a proof of claim against NEGT, designated Claim No. 497, in the amount of $74,116.03 plus additional amounts for contingent indemnity and other claims.

WHEREAS, on January 9, 2004, NEP filed a proof of claim against ESV, designated Claim No. 498, in the amount of $24,848.58 plus additional amounts for contingent indemnity and other claims.

WHEREAS, on January 9, 2004, NEP filed a proof of claim against ET Power, designated Claim No. 499, in the amount of $42,816.87 plus additional amounts for contingent indemnity and other claims, which claim was subsequently amended on April 12, 2004, designated Claim No. 638, in the amount of $92,406.89 plus additional amounts for contingent indemnity and other claims.

WHEREAS, on January 9, 2004, NEP filed a proof of claim against ET Gas, designated Claim No. 500, in the amount of $42,816.87 plus additional amounts for contingent indemnity and other claims.

WHEREAS, on August 20, 2004, NiMo filed a proof of claim against ET Power, designated Claim No. 702 (collectively with Claim No. 495, Claim No. 496, Claim No. 497, Claim No. 498, Claim No. 499, Claim No. 500 and Claim No. 638, the “Claims”), in the amount of $230,839.05 plus additional amounts for contingent and other claims.

NOW, THEREFORE, in consideration of the foregoing, the Parties hereby stipulate and agree as follows:

a. Mass Electric’s claim filed against ESV, Claim No. 495, is hereby disallowed and expunged in its entirety.

b. Mass Electric’s claim filed against NEGT, Claim No. 496, is hereby disallowed and expunged in its entirety.

c. NEP’s proof of claim filed against NEGT, Claim No. 497, is hereby disallowed and expunged in its entirety.

d. NEP’s proof of claim filed against ESV, Claim No. 498, is hereby disallowed and expunged in its entirety.

e. NEP’s claim filed against ET Power, Claim No. 499, is hereby disallowed and expunged in its entirety.

f. NEP’s proof of claim filed against ET Gas, Claim No. 500, is hereby disallowed and expunged in its entirety.

g. NEP’s amended claim filed against ET Power, Claim No. 638, is hereby reduced and allowed as a general unsecured claim against ET Power in the amount of $83,996.97, which shall not be disallowed, reduced, or subordinated for any reason whatsoever, and is not subject to any offset or reduction for any reason. Claim No. 638 shall be treated in accordance with the plan of liquidation for or involving ET Power to be filed in the ET Power case.

h. NiMo’s claim filed against ET Power, Claim No. 702, is hereby disallowed and expunged in its entirety.

i. Except as set forth herein, each of the Subsidiary Debtors hereby releases, acquits and forever discharges each of the Counterparties of and from any and all, joint and/or several claims, charges, demands, damages, actions, causes of action, suits in equity, expenses, executions, judgments, levies, liabilities, losses, contractual or common law indemnities, subrogations, rights to contribution and attorneys’ fees, whether liquidated or unliquidated, fixed, contingent, direct or indirect, of whatsoever kind or nature, whether heretofore or hereafter accruing, foreseeable or unforeseeable, or whether now known or not known to the Parties, arising out of or relating to any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted, or begun prior to the execution of this stipulation, including, without limitation, the subject matter of the Claims.

j. Except as set forth herein, each of the Counterparties hereby releases, acquits and forever discharges each of the Subsidiary Debtors of and from any and all, joint and/or several claims, charges, demands, damages, actions, causes of action, suits in equity, expenses, executions, judgments, levies, liabilities, losses, contractual or common law indemnities, subrogations, rights to contribution and attorneys’ fees, whether liquidated or unliquidated, fixed, contingent, direct or indirect, of whatsoever kind or nature, whether heretofore or hereafter accruing, foreseeable or unforeseeable, or whether now known or not known to the Parties, arising out of or relating to any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted, or begun prior to the execution of this stipulation, including, without limitation, the Claims.

k. This stipulation shall be effective upon approval by the Bankruptcy Court.

l. Notwithstanding anything to the contrary in this stipulation, nothing in paragraphs 9 and 10 shall be deemed to release the Parties from the obligations and duties arising under this stipulation nor prevent or affect in any manner the Parties’ rights to bring any action to enforce or interpret this stipulation.

m. This stipulation constitutes the entire agreement between the Parties hereto.

n. Neither this stipulation nor any of its terms may be modified, altered, amended or waived, except in writing signed by the Parties hereto.

o. This stipulation shall be binding upon and inure to the assigns, representatives and successors of the Parties hereto.

p. The stipulation may be executed in counterparts by facsimile, each of which shall be deemed an original, and all of which when taken together shall constitute one document.

q. Each party expressly acknowledges that it has been represented by counsel or has had the opportunity to be represented by counsel of its choice. Each person signing on behalf of a party hereby expressly warrants and affirms that they have been duly appointed, and are duly authorized, to bind their respective Parties to all the terms and conditions of this stipulation, and have bound such Parties by executing this stipulation.

r. This Court shall retain jurisdiction over the Parties hereto to: (a) resolve all issues arising under this stipulation; and (b) enforce the provisions contained herein
STIPULATED AND AGREED:

NATIONAL ENERGY & GAS TRANSMISSION, INC.

By:

Name:

Title:

NEGT ENERGY TRADING - POWER, L.P.

By:

Name:

Title:

NEGT ENERGY TRADING - GAS CORPORATION

By:

Name:

Title:

ENERGY SERVICES VENTURES, INC.:

By:

Name:

Title:

NEW ENGLAND POWER COMPANY

By:

Name:

Title:

MASSACHUSETTS ELECTRIC COMPANY

By:

Name:

Title:

NIAGARA MOHAWK POWER CORPORATION

By:

Name:

Title: